                                                                   EXHIBIT 10.38



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT



                          THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") is made as of the 26th day of September, 2001 (the "Agreement Date"), by and between Hayes Lemmerz International, Inc. (the "Company") and Curtis J. Clawson (the "Executive").

                          WHEREAS, the Executive and the Company entered into an Employment Agreement dated August 1, 2001 (the "Original Agreement"); and

                          WHEREAS, the Executive and the Company each desire to amend and restate the Original Agreement in its entirety as set forth herein.

                          NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

                          1. Employment. The Company agrees to employ the Executive and the Executive agrees to be employed on a full-time basis by the Company for the period and upon the terms and conditions hereinafter set forth.

                          2. Term; Employment Period. The term of this Agreement (the "Term") shall be two years, commencing on August 1, 2001 (the "Effective Date"); provided, however, that commencing on the second day of the Term and each day thereafter, the Term shall automatically be extended for one additional day. The period during which the Executive is employed by the Company pursuant to this Agreement is referred to herein as the "Employment Period." The date on which the termination of the Executive's employment hereunder shall become effective is referred to herein as the "Termination Date." Press releases related to the Executive's commencement of employment hereunder shall be subject to reasonable review and approval by the Executive.

                          3. Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and shall have such responsibilities, duties and authority as are customarily and ordi-





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         narily exercised by executives in similar positions in similar businesses in the United States and shall exercise such responsibilities, duties and authority consistent with the foregoing as the Company's Board of Directors (the "Board") shall determine from time to time. During the Employment Period, the Executive shall report to the Board. It is the intention of the parties that, during the Term, Executive shall be nominated, and following his election or appointment, shall serve, as a director of the Company; provided, however, that the Executive shall resign as a director of the Company immediately if his employment hereunder is terminated for any reason. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and shall use his best efforts to carry out his responsibilities faithfully and efficiently in a professional manner. Notwithstanding the foregoing, it is understood that (i) during the first year of the Employment Period, the Executive shall not serve as a director of any for-profit business enterprise other than Clawson Associates and (ii) subject to any conflict of interest policies of the Company and Section 8, following the first year of the Employment Period, the Executive may with the prior consent of the Board, which shall not be unreasonably withheld, serve on the board of directors of up to two additional for-profit business enterprises. It is further understood that during the Employment Period, subject to any conflict of interest policies of the Company and Section 8, the Executive may (x) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere with his duties and responsibilities hereunder and (y) make and manage personal investments of his choice.

                          4. Place of Performance. During the Employment Period, the Executive's place of performance of his services shall be at the Company's Northville, Michigan headquarters, except for required travel by the Executive on the Company's business or as may be reasonably required by the Company.

                          5. Compensation and Benefits.

                          (a) Salary. During the Employment Period, the Company shall pay to the Executive an initial annual base salary of Seven Hundred Fifty-Five Thousand Dollars ($755,000) (the "Base Salary"), such salary to be paid in periodic installments in accordance with the Company's payroll practices as in effect from time to time. The Base Salary shall be reviewed annually by the compensation committee of the Board and may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter be reduced.






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                          (b) Cash-Based Incentives. During the Employment
         Period, the Executive shall be eligible to earn an annual bonus under the Company's Short-Term Incentive Plan, or a successor plan thereto, as in effect from time to time (the "Incentive Plan"), up to a maximum of two hundred percent (200%) of his Base Salary, subject to achievement of performance goals determined after consultation with the Executive in accordance with the terms of the Incentive Plan (such annual bonus, the "Annual Bonus"). With respect to that portion of the Employment Period commencing on the Effective Date and ending January 31, 2002, the Executive shall receive in respect of his Annual Bonus an amount not less than One Hundred and Ninety Thousand Dollars ($190,000). The Annual Bonus shall be payable in a cash lump sum at such time as bonuses are ordinarily paid in accordance with the terms of the Incentive Plan, but in no event later than 120 days after the end of each fiscal year of the Company.

                          (c) Sign-On/Retention Bonus. Within [two] business days after the Agreement Date, the Company shall pay the Executive a one-time sign-on/retention bonus of One Million Two Hundred Thousand Dollars ($1,200,000) (the "Sign-on/Retention Bonus"), which will result in an after-tax payment to the Executive of $669,000.00 (the "After-Tax Retention Bonus Payment Amount"). The Sign-on/Retention Bonus is being paid on the condition that the Executive remains in the employ of the Company for a period of not less than three (3) years and, accordingly, the after-tax portion of the Sign-on/Retention Bonus shall be subject to the set-off and repayment provisions set forth in Section 6(f).

                          (d) Equity-Based Incentives.

                              (i) Option Grants. The Company shall, (i)
               effective as of the Effective Date, grant to the Executive an option (the "Initial Option") pursuant to the Company's 1996 Stock Option Plan or otherwise (the "Option Plan") to purchase up to one million (1,000,000) shares of the Company's common stock, par value $0.01 per share ("Common Stock") and (ii) effective as of September 26th, 2001, grant to the Executive an option (the "Additional Option" and, together and with the Initial Option, the "Options") pursuant to the Option Plan to purchase up to four hundred thousand (400,000) shares of Common Stock. The Initial Option and the Additional Option shall each be evidenced by an agreement containing such terms and conditions as the Board shall determine are necessary and desirable, consistent with the terms of the Option Plan; provided, however, that the Options shall (i) have a per share exercise price






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                  equal to the closing price of the Common Stock on the New York
                  Stock Exchange ("NYSE") as of the Effective Date, with respect to the Initial Option and, as of September 26, 2001, with respect to the Additional Option; (ii) become cumulatively vested and exercisable with respect to twenty percent (20%) of the shares covered thereby on each of the first five anniversaries of the Effective Date; (iii) become fully vested and exercisable with respect to one-hundred percent (100%) of the shares covered thereby upon the occurrence of a Change in Control (as defined below); (iv) upon a termination of employment hereunder either (x) by the Company without Cause or (y) by the Executive for Good Reason (each as defined in Section 6(g)), become vested with respect to that number of shares that would have become vested in the normal course during the 36-month period following the Termination Date, absent such termination of employment (and without taking into account any subsequent Change in Control); and (v) notwithstanding the vesting and exercise period stated in such Options or the Option Plan, the Executive shall have not less than a period expiring seven months following the Termination Date to exercise such Options.

         For purposes of this Agreement, a Change in Control shall be deemed to have occurred upon the first of the following to occur:

                        (A) any Person (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof), other than Joseph Littlejohn & Levy Fund II, L.P. (or any affiliate (within the meaning of Regulation D Rule 501(b) under the Securities Act of 1933, as amended (the "Securities Act")) thereof), TSG Capital Fund II, L.P. (or any affiliate thereof), or Canadian Imperial Bank of Commerce (or affiliate thereof) (such entitles, collectively, the "JLL Group"), is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of either (1) the then-outstanding Common Stock or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;

                        (B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals





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                         who, as of the Effective Date, constitute the Board and
                         any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

                  (C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, provided, however, that it shall not be a Change in Control under this clause (C) if (i) directors appointed or nominated by the JLL Group or any constituent member thereof continue immediately following such transaction to constitute a majority of the Board and (ii) the JLL Group or any constituent member thereof continues immediately following such transaction to own securities representing at least thirty-five percent (35%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

                  (D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of its assets.




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                                    (ii) Additional Option Grants. Based upon
                  the Executive's performance and annual review, the Executive shall be eligible during the Employment Period to receive additional stock option grants in such amounts and subject to such terms and conditions as the compensation committee of the Board shall determine in its sole discretion are necessary and desirable.

                                    (iii) Antidilution. In addition to the
                  antidilution provision contained in the Option Plan, in the event that during the employment period the Company shall issue shares of Common Stock in one transaction or a series of similar transaction in an amount exceeding five percent (5%) of the then outstanding shares of Common Stock, other than (A) as a result of stock split, stock dividend or similar transaction, (B) upon the conversion of shares of Non-Voting Common Stock, par value $.01 per share, of the Company that are outstanding as of the Agreement Date, (C) upon the exercise of warrants to purchase shares of Common Stock that are outstanding as of the Agreement Date or (D) upon the exercise of employee stock options (each, an "Additional Issuance"), the Company shall grant to the Executive an option (the "Antidilution Option") pursuant to the Option Plan to purchase the number of shares of Common Stock necessary to cause the percentage of the outstanding shares of Common Stock subject to the Options and the Antidilution Option to be equal to the percentage of the outstanding shares of Common Stock subject to the Options immediately prior to such additional issuance of shares of Common Stock. The Antidilution Option shall be granted contemporaneously with the Additional Issuance, and the per share exercise price of the Additional Option shall be equal to the per share consideration received by the Company in such Additional Issuance, as determined by the Board.

                         (e) Expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and the performance of his duties under this Agreement in accordance with the terms of the Company's policies as in effect from time to time.

                         (f) Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs, agreements and arrangements provided to senior executives of the





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         Company, as such are in effect from time to time, on a basis no less favorable than that provided to such senior executives.

                         (g) Perquisites. During the Employment Period, the Executive shall be entitled to a Company car, membership in a country club selected by the Executive subject to the reasonable consent of the Board, financial, tax and estate planning, tax preparation, and an annual executive physical examination, each such perquisite to be paid or provided commensurate with his position and in accordance with the Company's policies as in effect on the Effective Date. In addition, the Company shall pay the reasonable legal fees and expenses incurred by the Executive attendant to the review and preparation of this Agreement.

                         (h) Vacations. During the Employment Period, the Executive shall be entitled to vacation time, paid holidays and personal days, determined in accordance with the Company's policy with respect to its senior executives as in effect from time to time, it being understood that the Executive shall be entitled to not less than four weeks' vacation in any 12-month period during the Employment Period.

                         (i) Relocation. For a period of 12 months immediately following the Effective Date, the Company shall pay or reimburse the Executive for (i) his reasonable temporary housing expenses, (ii) automobile rental expenses and (iii) his and his spouse's reasonable travel expenses between Chicago, Illinois and Northville, Michigan that are incurred in connection with or prior to the relocation of his primary residence to the Northville, Michigan area. In addition, the Company shall pay or reimburse the Executive for his actual moving expenses related to the relocation of his primary residence to the Northville, Michigan area and for all taxes payable by the Executive because of relocation-related payments by the Company, including tax reimbursement payments. In no event shall payments and reimbursements to or on behalf of the Executive pursuant to this Section 5(h) exceed an aggregate of One Hundred Thousand Dollars ($100,000).

                      6. Termination of Employment.


                         (a) Accrued Benefits. In the event of the termination of the Executive's employment hereunder for any reason, the Executive (or his estate or representative, as applicable) shall be entitled to receive any Base Salary, Annual Bonus, vacation time and expenses that have in each case accrued but are unpaid as of the Termination Date, vested options as well as any post-termination benefits to







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         which he may be entitled pursuant to the Company's retirement, insurance and other benefit plans, programs and arrangements as in effect immediately prior to the Termination Date (the "Accrued Benefits").

                         (b) Death. The Executive's employment hereunder shall terminate as of the date of his death. Upon the termination of the Executive's employment hereunder because of his death, the Executive's estate or representative, as the case may be, shall be entitled to receive the Accrued Benefits and a lump sum payment in cash equal to
         (i) one year's Base Salary as in effect on the Termination Date and
         (ii) the product of (x) sixty percent (60%) of the Base Salary as in effect on the Termination Date, multiplied by a fraction (y) the numerator of which shall be the number of months (including fractions thereof) worked by the Executive during the Company's fiscal year in which the Termination Date occurs and (z) the denominator of which shall be the number 12 (such amount under this clause (ii), the "Pro Rata Annual Bonus"). In addition, those immediate family members who were participating in the Company's medical benefit plan as of the date of the Executive's death shall continue to participate in the Company's medical benefit plan at active employee contribution rates for the one-year period immediately following the date of the Executive's death.

                         (c) Disability. The Executive's employment hereunder may be terminated during the Employment Period if the Executive is incapable of performing his principal duties hereunder because of physical or mental incapacity for a period of 45 consecutive working days or for more than 90 working days in any 12-month period ("Disability"). In the event that the Executive's employment is to be terminated pursuant to this Section 6(c), (i) this Agreement shall terminate on the date specified in the notice of termination delivered to the Executive (subject to Section 8(g) and Section 18), (ii) the Executive shall as of such date resign from all of his positions, duties and authorities hereunder but shall continue to be paid his Base Salary and (iii) the Executive shall be placed on a medical leave of absence until the earlier to occur of such date as he (A) qualifies for benefits under the Company's long-term disability plan or (B) is able to return to work, following which date his employment with the Company shall promptly be terminated. In the case of a termination of the Executive's employment pursuant to this Section 6(c), for purposes of calculating benefits pursuant to clauses (B) and (C) of this Section 6(c), the Termination Date shall be the date upon which portions of this Agreement are terminated pursuant to the immediately preceding sentence and for all other purposes, the Termination Date shall be the date upon which the Executive's employment with the Company is terminated. In such event, the Executive (or his represen-








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         tative, as applicable) shall be entitled to: (A) the Accrued Benefits;
         (B) a lump sum payment in cash equal to one year's Base Salary as in effect on the Termination Date; (C) the Pro Rata Annual Bonus; and (D) the continuation of health and welfare benefits at the levels in effect as of the Termination Date at no additional cost to the Executive than that which was in effect as of the Termination Date for the one-year period immediately following the Termination Date; provided, however, that such benefits shall be reduced to the extent comparable benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company. It is acknowledged and agreed by the Executive that he shall be precluded from terminating his employment hereunder for Good Reason in the event that his employment hereunder is terminated pursuant to this Section 6(c).

                         (d) For Cause; Without Good Reason. The Executive's employment hereunder may be terminated during the Employment Period (i) by the Company for Cause (as defined below) or (ii) by the Executive without Good Reason (as defined below). In the event that the Company terminates the Executive's employment hereunder for Cause, the Termination Date shall be the date specified in the notice of termination for Cause delivered by the Company to the Executive. In the event that the Executive terminates his employment hereunder without Good Reason, the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by the Executive to the Company. In the event that the Executive's employment hereunder is terminated pursuant to this Section 6(d), the Executive shall be entitled to the Accrued Benefits.

                         (e) Without Cause; For Good Reason; Change in Control. The Executive's employment hereunder may be terminated during the Employment Period (i) by the Company without Cause, (ii) by the Executive for Good Reason or (iii) by the Executive for any reason during the three-month period immediately following a Change in Control. In the event that the Executive's employment is terminated pursuant to this Section 6(e) (whether by the Company or by the Executive), the Termination Date shall be no earlier than 30 days following the date on which a notice of termination is delivered by one party to the other. In the event that the Executive's employment is terminated pursuant to this Section 6(e), the Executive (or his estate or representative, as the case may be) shall be entitled to receive and Accrued Benefits and, for the duration of the Term as in effect immediately prior to the Termination Date: (A) one hundred sixty percent (160%) of the Base Salary (at the rate in effect as of the Termination Date), paid in accordance with the Company's payroll policies as in effect from time to time; (B) the







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         continuation of health and welfare benefits at the levels in effect as of the Termination Date at no additional cost to the Executive than that which was in effect as of the Termination Date; provided, that such benefits shall be reduced to the extent comparable benefits are made available to the Executive from a successor employer, and the Executive shall be obligated to report such benefits to the Company; and (C) executive level career outplacement services by a firm selected by the Executive and paid for as incurred by the Company.

                         (f) Set-Off and Reimbursement of Sign-On/Retention Bonus. Notwithstanding anything to the contrary contained herein, in the event that prior to August 1, 2004, the Executive's employment hereunder is terminated (i) by the Company For Cause pursuant to
         Section 6(d) or (ii) by the Executive without Good Reason pursuant to
         Section 6(d), then and only then, the Company shall have the right to set-off the Repayment Amount (as defined below) against any payments due to the Executive hereunder and the Executive shall immediately repay to the Company the balance, if any, of the Repayment Amount that is not set-off by the Company pursuant to this Section 6(f). For purposes of this Agreement, the "Repayment Amount" shall equal the product of (i) the After-Tax Retention Payment Amount multiplied by
         (ii) a fraction (A) the numerator of which is the difference between 1,095 less the number of days the Executive was employed by the Company prior to the Termination Date and (B) the denominator of which is 1,095 (Repayment Amount = $669,000.00 x (1,095 - numbers of day employed) / 1,095).

                         (g) Definition of "Cause" and "Good Reason".

                         For purposes of this Agreement, "Cause" means: (i) the willful failure of the Executive to perform his material duties with the Company which have been duly assigned to the Executive and which duties are commensurate with those of the position for which Executive is then employed, and which failure is not cured (if capable of cure) within 15 days after receipt of written notice of such failure, which notice identifies the manner in which the Executive has willfully failed to perform, (ii) the engaging by the Executive in willful conduct which is demonstrably injurious to the Company, monetarily or otherwise, (iii) the conviction of the Executive of any crime or offense constituting a felony, or (iv) a failure by the Executive to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt of written notice of such non-compliance by the Executive. Termination of the Executive for Cause shall mean termination by action of at least a majority of the Company's Board of Directors, at a meeting duly called and held upon at least 15 days' written notice to the







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         Executive specifying the particulars of the action or inaction alleged to constitute Cause and at which meeting the Executive and his counsel were entitled to be present and given adequate opportunity to be heard. For purposes of clauses (i) and (ii) of this definition, action or inaction by the Executive shall not be considered "willful" unless done or omitted by him (A) intentionally or not in good faith and (B) without reasonable belief that his action or inaction was in the best interest of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

                         For purposes of this Agreement, "Good Reason" means:
         (i) a material adverse alteration in the nature or status of the Executive's position, duties, responsibilities or authority from those in effect as of the Effective Date; (ii) a material reduction in the Executive's Base Salary or level of employee benefits (other than across-the-board reductions applied similarly to all of the Company's senior executives); (iii) failure to pay or provide any of the compensation set forth in this Agreement (except for an across-the-board deferral of compensation applied similarly to all of the Company's senior executives) which is not cured within 15 days after receipt by the Company of written notice thereof; (iv) the relocation of the Executive's principal place of employment more than 30 miles from its location as of the Effective Date except for required travel on the Company's business; (v) assignment of duties or responsibilities to the Executive which are materially inconsistent with the provisions of this Agreement; (vi) failure to continue the Executive on the Board following his initial election or appointment to the Board or (vii) a failure by the Company to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 15 days after receipt of written notice of such non-compliance by the Company.

                         (h) Additional Payment.

                             (i) If any of the payments or benefits received or
              to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code" and such excise tax, the "Excise Tax"), the Company shall pay to the Executive an additional







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              amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes incurred by the Executive in connection with payment of the Gross-Up Payment, shall be equal to the Total Payments.

                             (ii) For purposes of determining whether any of the
              Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence or the Executive's place of business, whichever is higher, on the Termination Date (or if there is not yet a Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6(h)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                             (iii) In the event that the Excise Tax is finally
              determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five business days following the time that the amount of







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              such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the amount to be repaid to the Company has been paid to any tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (including any interest, penalties or additions payable by the Executive with respect to such excess and the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income and employment taxes imposed on the Gross-Up Payment being made to the Executive) within five business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                             (iv) The payments provided in this Section 6(h)
              hereof shall be made not later than the thirtieth day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6(h)).

                             (v) No Mitigation. Upon termination of the
              Executive's employment with the Company, subject to the Executive's affirmative obligations pursuant to Section 6(c) and 6(e), the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

                         7. Directors' and Officers' Insurance; Indemnification. In addition to any rights to indemnification to which the Executive is entitled under the Company's Restated Certificate of Incorporation and Bylaws, the Company shall indemnify the Executive at all times during and after the Employment Period to the maximum extent permitted under the Delaware Business Corporation Act or any successor provision thereof, and any and all applicable state law, and shall pay the Executive's expenses (including reasonable attorneys' fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in defending any civil action, suit or proceeding in advance of the final disposition of such action, suit or proceeding to the maximum extent permitted under such applicable state laws for the Executive's action or inaction on behalf of the Company under the terms of this Agreement including but not limited to any acts or alleged acts arising out of events prior to the Executive's employment by the Company which obligation shall survive the termination of the Executive's employment or the termination of the other provisions of this Agreement.

                         8. Confidential Information; Removal of Documents; Non-Competition; etc. For purposes of this Section 8, "Company" shall mean the Company, its subsidiaries and affiliates.

                            (a) Confidentiality. Except as otherwise provided in this Agreement, at all times during and after the Employment Term, the Executive shall keep secret and retain in strictest confidence, any and all Confidential Information (as defined below) relating to the Company, and shall use such Confidential Information only in furtherance of the performance by the Executive of the Executive's duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company's interests. For purposes of this Agreement, "Confidential Information" shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company's current Business or future business contemplated during the Employment Period, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary; provided, however, that such Confidential Information shall not include any information that (i) has become generally available to the public other than as a result of a disclosure by the Executive, or (ii) was available to or became known to the Executive prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality from any party to the Company, and the Executive shall not disclose such Confidential Information to any person or entity other than the Company, except as may be required by law or court or administrative order (in which event the Executive shall so notify the Company as promptly as practicable). Upon termination of the Executive's employment hereunder for any reason, the Executive shall return to the Company all copies, reproductions and summaries of Confidential Information in the Executive's possession and erase the same from all media in the Executive's possession, and, if the Company so requests, shall certify in writing that the Executive has done so. All Confidential Information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party).

                            (b) Non-Competition.

                               (i) During the Employment Period, the Executive
               shall not engage in Competition (as defined below) with the Company. For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive's name to be used in connection with the activities of any other business or organization anywhere which competes, directly or indirectly, with the Business of the Company as the same shall be constituted at the Termination Date or which, during the six-month period prior to the Executive's termination, the Company had made substantial plans with the intention of establishing operations.

                               (ii) Following termination of the Executive's
               employment hereunder, for the remainder of the Term as in effect immediately prior to the Termination Date, Executive shall not engage in Competition with the Company in any locality or region in which the Company had operations at the time of, or within six months prior to, the Executive's termination, or in which, during the six-month period prior to the Executive's termination, the Company had made substantial plans with the intention of establishing operations in such locality or region; provided, however, that it shall not be a violation of this sub-paragraph for the Executive to become the registered or beneficial owner of up to three percent

         (3%) of any class of the capital stock of a competing corporation registered under the Exchange Act, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

                         (c) Non-Solicitation. Following termination of the Executive's employment hereunder, for the remainder of the Term as in effect immediately prior to the Termination Date, the Executive agrees that the Executive shall not, directly or indirectly, for the Executive's benefit or for the benefit of any other person, firm or entity, engage any of the following conduct:

                                   (i) solicit from any customer doing business
                  with the Company as of the Termination Date, business of the same or of a similar nature to the business of the Company with such customer;

                                   (ii) solicit from any known potential
                  customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six months prior to the Executive's termination;

                                   (iii) solicit the employment or services of,
                  or hire, any person who was known to be employed by or was a known consultant to the Company upon the termination of the Executive's employment, or within six months prior thereto; or

                                   (iv) otherwise interfere with the business or
                  accounts of the Company.

                         (d) Intellectual Property. All Intellectual Property (as defined below) and Technology (as defined below) created, developed, obtained or conceived of by the Executive during the Employment Period, and all business opportunities presented to the Executive during the Employment Period, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to the Business, and the Executive shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Agreement, (A) the term "Intellectual Property" means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (B) the term "Technology" means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

                         (e) The Executive acknowledges that the services to be rendered by the Executive to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by the Executive of any of the provisions contained in this Section 8 shall cause the Company irreparable injury. The Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

                         (f) The Executive further acknowledges and agrees that due to the uniqueness of the Executive's services and confidential nature of the information the Executive shall possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

                         (g) Continuing Operation. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

                     9. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

                     10. Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed give if delivered by hand or mailed by first class mail, postage prepaid, to the last known address of the recipient.

                     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

                     12. Assignment. Neither this Agreement nor any rights or duties hereunder may be assigned by the Executive without the prior written consent of the Company. The Company shall have the right at any time to assign this Agreement to its successors and assigns; provided, however, that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes all of the obligations, duties and liabilities of the Company set forth in this Agreement.

                     13. Amendments. No provisions of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing, signed by each party to this Agreement.

                     14. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

                     15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constituted one and the same instrument.

                     16. Arbitration. Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive's employment with the Company or termination thereof, shall be referred for arbitration in the State of Michigan to a neutral arbitrator selected by the Executive and the Company and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretion to award reasonable attorneys' fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                     17. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements (including the Original Agreement) or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

                     18. Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

                     19. Waiver. Except as provided herein, the waiver by either party of the other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

                     20. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

                     21. Construction. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                           By:_____________________________
                                              Curtis J. Clawson





                                           HAYES LEMMERZ INTERNATIONAL,
                                           INC.





                                           By:_____________________________
                                           Name:
                                           Title:





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